Exhibit 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

RICHMOND, INDIANA (August 21, 2019) – Richmond Mutual Bancorporation, Inc. (“RMBI”), the holding company for First Bank Richmond (the “Bank”), announced today that it increased the size of the board of directors from seven to eight members and appointed Harold T. Hanley III to fill the vacancy created by this increase.  This appointment will be effective as of September 1, 2019.  Mr. Hanley will serve in the class of directors whose terms expire in 2022.   Mr. Hanley has not been appointed to any Board committees of the Company as of the date of this press release.  Mr. Hanley will also join the board of directors of the Bank, subject to receipt of any required regulatory approvals.
Mr. Hanley, until his retirement in August 2019, was a Managing Director of Keefe, Bruyette & Woods, Inc., a Stifel Company (”KBW”).  He joined KBW in January of 1995 after 14 years as Chief Financial Officer of two financial institutions located in the Midwest.  Prior to entering the financial services industry, Mr. Hanley was with KPMG (Peat Marwick & Co.) for several years. During his career with KBW, Mr. Hanley led many financial institutions in their mutual conversions and stock offerings.   He has also managed both the buy and sell sides of many merger and acquisition transactions of financial institutions, provided financial consulting services to clients in conjunction with their capital management strategies, and provided advice to assist in reaching their financial objectives.
Over the years Mr. Hanley has been a regular speaker at various Banking Conferences. Mr. Hanley earned his Bachelor of Business Administration degree from The University of Toledo in 1975 and obtained his CPA license in 1976.
 Garry Kleer, Chairman, President and Chief Executive Officer of RMBI, stated: “We are very pleased to be able to announce the appointment of Mr. Hanley to our Board of Directors.  Harold brings almost 40 years of experience in banking to our Board, having previously served as chief financial officer of a public financial institution as well as having advised numerous financial institutions on strategic planning, capital raising and merger and acquisition issues in his long career as an investment banker.  With the recent completion of our initial public offering, we expect Mr. Hanley’s experience to be invaluable as we move forward toward building shareholder value.”
 First Bank Richmond, headquartered in Richmond, Indiana, is a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

Contacts

Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Chief Financial Officer
(765) 962-2581